Exhibit 99.1

FOR IMMEDIATE RELEASE
E.DIGITAL PROVIDES LITIGATION UPDATE

(SAN DIEGO, CA, – March 16, 2009) – e.Digital Corporation (OTC: EDIG), a leading technology innovator of dedicated portable entertainment systems and patented flash memory-related technology, today summarized recent court action related to business litigation between the Company and digEcor, Inc.

On March 13, 2009 the U.S. District Court for the District of Utah issued a partial ruling on the parties' Cross-Motions for Summary Judgment.  As part of the ruling, the Court granted summary judgment in favor of e.Digital on digEcor's claim that e.Digital was in breach of non-competition obligations in an agreement between the parties.  Concerning the alleged non-compete provisions, the Court held "that California law applies to the 2002 NDA.  Further, the court holds that Paragraphs 1, 4, 5 and 6 of 2002 NDA are invalid under California law because they refrain e.Digital from lawfully competing with digEcor."  This holding vindicates e.Digital's longstanding position that it is free to conduct its lawful business without non-compete restraint or obligation to digEcor.

The Court also concluded that e.Digital failed to deliver certain batteries to digEcor, a claim that the Company has never denied. e.Digital has maintained an accrual of $80,000 for such estimated obligation as more fully discussed in the notes to its annual and interim financial statements. The Court further ruled that e.Digital did not breach a certain performance provision of the 2002 contract between the parties and that digEcor was not obligated to negotiate a revenue sharing arrangement under the same agreement. The Court did not grant summary judgment to either side on the issue of the timeliness of the 2006 delivery of video players. This and other matters related to the parties’ motions, as more fully described in the Company’s regulatory filings, remain to be resolved by future court rulings or at trial.

While decisions of the Court may be subject to appeal, e.Digital is pleased with the Court's ruling finding the non-compete provisions of the 2002 NDA unenforceable as a matter of law. e.Digital will continue to offer its proprietary portable eVU™ entertainment system to the IFE and other industries.

About e.Digital Corporation:  e.Digital is a leading innovator of dedicated portable entertainment systems. e.Digital also owns and is pursuing the monetization of its Flash-R™ portfolio of flash memory-related patents. e.Digital was the first company to employ and patent important aspects of the use of removable flash memory in portable recording devices. For more information about e.Digital, please visit: www.edigital.com.

Safe Harbor statement under the Private Securities Litigation Reform of 1995: All statements made in this document, other than statements of historical fact, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development, expected future developments and other factors that we believe are appropriate under the circumstances. These forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the businesses of the Company and the industries and markets in which the Company operates. Actual outcomes and results may differ materially from what is expressed or implied by the forward-looking statements. More information about potential factors that could affect the Company can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed with the Securities and Exchange Commission (“SEC”). e.Digital Corporation disclaims any intent or obligation to update these or any forward-looking statements, except as otherwise specifically stated by it.

CONTACT:  e.Digital Corporation: Robert Putnam, (858) 304-3016 ext. 205, rputnam@edigital.com